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                                                       EXHIBIT  10-7

                                                       July 30, 1996

Mr. Michael J. Abdallah
48 Ince Road
Burwood Park
Walton on Thames
Surrey KT 125BJ
England

Dear Mike:

This letter confirms our agreement to the terms and conditions applying to your employment as President of the Somerset Companies.

I.   RESPONSIBILITY

  You will have the responsibility for the Group's worldwide Marine, Aviation, Offshore and Onshore Energy and related activities, which currently account for approximately eighty percent of our existing insurance and reinsurance business. You will be expected to report directly to me. You will also be responsible for our London and International operations, as well as having joint responsibility (as part of the Senior Management Team) for managing outwards reinsurance for the Group.

II.  COMPENSATION AND BENEFITS

  A. Your base salary will be $250,000 per annum.

  B. As a member of the executive committee, you will participate in our executive incentive bonus program, based upon an earnings formula, where you can earn up to a further one hundred percent of your base salary.

       Insofar as we are halfway through the year, we have agreed we will pay you a flat $125,000 bonus for 1996 and then for future years you will be on the same formula basis as the rest of the staff. These bonuses are generally paid in March, once the results are finalized.

  C. To compensate you for the loss of bonus from CIGNA, which you have told me was $55,000 after tax last year, we will pay you a one time sum of $80,000.

  D.   You will receive twenty working days vacation each year.

III. MONEY PURCHASE PLAN

  You will participate in the Company's Money Purchase Plan which is invested on a tax deferred basis for you. Please refer to the Employee Manual for more details on how the plan works and for the many other benefits provided by the Company.

  In addition, in the event of your termination prior to your being fully vested, we will pay you a bonus equivalent to the difference between the amount vested and the fully vested amount at that point in time.

IV.  STOCK OPTIONS

  The company has an stock option program and as an incentive to you, you will be granted 50,000 options, or warrants, on Navigators' stock. Depending on your performance, and the company's results, you can expect to receive further options as circumstances permit.

  As a general rule, these "options" have been granted at a price approximately 10% below the market price at the time of the grant.



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V.   MOVING EXPENSES

  A. The Company will provide you and your family with business class airfare and reimburse your travel expenses for your relocation to the United States. It is understood that, insofar as for the first few months you wish to rent a house before deciding to purchase one, we will likely be picking up moving costs twice. For a period of up to two months, while you search for your rental accommodation, we will reimburse you for reasonable temporary hotel accommodation.

       When you decide to purchase your first house, we will reimburse you for the reasonable closing costs and lawyers fees.

  B. The Company will pay for packing and shipping your household and personal effects, furniture and furnishings to the United States.

  C. To help you and your family assimilate into a new community and culture, until the end of 1998, the Company will assist you with the expenses of domestic help.

VI.  EMERGENCY HOME LEAVE

   In the event of a death or serious illness of a member of your or your spouse's immediate family, or other personal emergency requiring your and your spouse's presence in Sydney, Australia, emergency leave and transportation expenses will be provided.

VII. TAX RETURN PREPARATION

  The Company's accounting firm will assist you in the preparation and filing of your United States, U.K., and Australian income tax returns. The fees for this service will be paid by the Company.

VIII. TERMINATION

  Your employment will be continuous subject to six months prior written notice by either party of termination, except for reasons of sexual harassment or suspected dishonesty. We further both agree, except for the aforementioned reasons, that no notice will be given prior to January 1, 1999, unless, you decide to leave the company, against our wishes but for your own family reasons. If this occurs before January 1, 1999, we will pay you three months salary to help you get relocated back to Sydney, Australia.

IX.  RELOCATION COSTS

  In the event of termination of your employment, either at your own, or the Company's initiative, the Company will pay for moving you, your family, and your household goods back to Sydney, Australia subject to a maximum of $50,000. These expenses will be paid providing that you return to your home Country within 30 days of termination and do not accept other employment in the insurance business within a six month period.


If you find these terms satisfactory, would you please sign and return a Copy of this letter to me, retaining the Original for your own records.


Sincerely,


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President, Somerset Marine, Inc.                        Date



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Michael J. Abdallah                                     Date